NETFABRIC ANNOUNCES THIRD QUARTER 2005 RESULTS

NETFABRIC HOLDINGS, INC.
Three Stewart Court
Denville, NJ 07834

Denville, New Jersey- November 14, 2005. NetFabric Holdings, Inc., ( OTC BB:NFBH)(NetFabric) today announced financial results for the three and nine months ended September 30, 2005. These results include those of UCA Services, Inc. (UCA) from May 20, 2005, the date upon which we acquired all of the outstanding stock of UCA.

Revenues for the three and nine months ended September 30, 2005, increased by $5,210,697 and by $7,484,026, respectively, compared to same periods of the period year. Prior to the UCA acquisition, the Company did not have any revenue in periods reported. On a pro forma basis, as if the results of UCA operations were included for the entire periods presented, the Company had revenues of $14,365,378 for the nine months ended September 30, 2005 compared to $9,849,685 in the comparable period of 2004. Net loss for the three months ended September 30, 2005 increased by $917,497 to a net loss of $1,314,117 ( $ .02 per share ) compared to a net loss $396,620 ( $.01 per share) in the corresponding period of 2004. For the nine months ended September 30,2005 the net loss increased by $2,774,708 to loss of $3,468,148 ($.07 per share) compared to loss of $693,440
($.02 per share) in the corresponding period in 2004.

About NetFabric Holdings, Inc.

NetFabric Holdings, Inc., (OTC BB: NFBH - News), empowers businesses to migrate from legacy to next generation converged platforms and services that reduce operating costs while improving productivity and competitive edge. Through four primary lines of business: Infrastructure Development, Converged Platforms, Professional Services and Services over IP, NetFabric delivers standard and custom solutions to meet the needs of large enterprises, Enterprise Branch Offices and Small to Mid-sized Businesses that require next generation platforms and applications. Founded in 2002, NetFabric is based in Denville, NJ, and markets its products directly and through partners including distributors, VARs and service providers. For additional information, visit www.netfabric.net.


Safe harbor for Forward-Looking Statements:

The foregoing contains "forward-looking statements," which are based on management's beliefs, as well as on a number of assumptions concerning future events and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside NetFabric's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see NetFabric's filings with the Securities and Exchange Commission. NetFabric disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of NetFabric.


Contact:

NetFabric Holdings, Inc.
Vasan Thatham
973-887-2785 Ext 3365

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NET FABRIC HOLDINGS, INC.

Condensed Results of Operations
(Unaudited)

                                               Three months ended                     Nine months ended
                                                   September 30,                         September 30,
                                              2005              2004                2005              2004
                                          --------------    --------------     ---------------    --------------
Revenues                                     $5,210,697           -                $7,484,026           -

Amortization of debt discount                   454,131            36,420             808,357            36,420

                                          --------------------------------     ---------------    --------------
Net loss                                    ($1,314,117)        ($396,620)        ($3,468,148)        ($693,440)
                                          ================================     ===============    ==============

Net loss per share, basic & diluted              ($0.02)           ($0.01)             ($0.07)           ($0.02)
                                          ================================     ===============    ==============

Weighted average number of share
 outstanding, basic an d diluted             62,767,581        32,137,032          49,420,164        31,039,934
                                          ================================     ===============    ==============